Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the

PSS World Medical, Inc. Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 33-80657) on Form S-8 of PSS World Medical, Inc. Savings Plan of our report dated September 18, 2008, with respect to the statements of net assets available for benefits of the PSS World Medical, Inc. Savings Plan as of March 31, 2008, which report appears in the Form 11-K of PSS World Medical, Inc. Savings Plan dated August 25, 2009.

/s/ KPMG LLP

August 24, 2009

Certified Public Accountants